090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150253946-17
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/04/2015 8:00 AM
	Entity Number C5146-1997

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

PMI Construction Group

2. The articles have been amended as follows: (provide article numbers, if available)

The only sentence of ARTICLE I of the Corporation's Articles of Incorporation shall be and the same hereby is replaced, in its entirety, by the following sentence:

The name of the Corporation is Kung Fu Dragon Group Limited.

ARTICLE III of the Corporation's Articles of Incorporation has been amended to increase the authorized share capital of common stock to 1,000,000,000 shares of common stock with par value of $0.001 per share of common stock. Please see attached Articles of Amendment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 83.6%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF

PMI CONSTRUCTION GROUP

Pursuant to the provisions of Section 78,385, et. Seq., of the Nevada Revised Statues, PMI Construction Group, Inc., a Nevada corporation, hereinafter referred to as the "Corporation," hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: Article I of the Articles of Incorporation shall be amended to read as follows:

ARTICLE I
NAME

The name of the Corporation is Kung Fu Dragon Group Limited.

SECOND: Articles III of the Articles of Incorporation shall be amended to read as follows:

ARTICLE III
AUTHORIZED SHARES

The Corporation is authorized to issue a total of 1,005,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 1,000,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholders action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of the directors. All rights accruing to the outstanding shares of the

Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Shares of Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance. Unless otherwise set forth herein or as subsequently modified, changed or amended by the board of directors, the Preferred Stock shall have the following preferences:

(a) each share shall be entitled to twenty (20) votes on any matter voted on by the shareholders of the Corporation.

(b) each share is convertible into Common Stock on a share-for-share basis at any time at the election of the holder upon presentation and surrender of the certificate representing the Preferred Stock, duly endorsed, to the Corporation's stock transfer agent. The Preferred Stock shall be automatically converted into Common Stock upon the death of the registered holder.

These Articles of Amendments shall become effective on - 3 JUN 2015

IN WITNESS WHEREOF, the undersigned, being Director and the Chief Financial Officer of the Corporation, have executed these Articles of Amendments as of - 3 JUN 2015

Liu Yongming (刘永明)
Director, CEO & CFO

Wen Zhiguang (文志光)
Director